Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Pulmonx Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, 2020 Equity Incentive Plan	Other(2)	1,502,223 (3)	$11.93 (2)	$17,921,520.39	0.00011020	$1,974.96
Equity	Common stock, $0.001 par value per share, 2020 Employee Stock Purchase Plan	Other(4)	375,556 (5)	$10.15 (4)	$3,811,893.40	0.00011020	$420.08
Total Offering Amount				—	$21,733,413.79	—	$2,395.04
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$2,395.04

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Pulmonx Corporation (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $11.93 per share of Common Stock, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on May 2, 2023.
(3)Represents 1,502,223 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2020 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2020 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) 4% of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year and (b) a lesser number of shares determined by the Registrant’s board of directors.
(4)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $10.15, which is 85% of the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on May 2, 2023.
(5)Represents 375,556 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2020 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2020 ESPP will automatically increase on the first day of each calendar year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) 1% of the total number of shares of the Common Stock outstanding on December 31st of the immediately preceding calendar year, (b) 1,300,000 or (c) a lesser number of shares of Common Stock determined by the Registrant’s board of directors.